Exhibit 5.1

June 25, 1996


AirSensors, Inc.
16804 Gridley Place
Cerritos, California 90703-1792

          Re:  1996 Incentive Stock Option Plan
          Registration on Form S-8

Ladies/Gentlemen:

     In connection with the Registration Statement on Form S-8 to be filed on or about June 26, 1996 by AirSensors, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, you have requested us to provide our opinion as to the legality of 250,000 shares of common stock, par value $.001 per share, of the Company (the "Shares") being registered thereunder. We have reviewed the Company's Certificate of Incorporation, as amended, Bylaws, as amended, and such records of the Company's corporate proceedings as reflected in the minute books, and other matters as we have deemed appropriate for this opinion. In our examination, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies thereof.

     Based upon the foregoing, we are of the opinion that:

     1. The Shares when issued pursuant to the provisions of the Company's 1996 Incentive Stock Option Plan (the "Plan") will be validly issued, fully paid and nonassessable.

     2. The Plan is not subject to the requirements of the Employee Retirement Income Security Act ("ERISA").

     We hereby consent to the use of this opinion as an exhibit to the above mentioned Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended.

                              Very truly yours,

                              /s/DAVIS WRIGHT TREMAINE